Exhibit 99.1

FOR:	International Speedway Corporation

CONTACT:	Charles N. Talbert
Director, Investor and Corporate
Communications
(386) 947-6465
FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES SETTLEMENT WITH THE
INTERNAL REVENUE SERVICE
~Company to Reactivate Open Market Share Repurchase Program~
     DAYTONA BEACH, Fla. — June 3, 2009 — International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced today that it has entered into a definitive settlement agreement (the “Settlement”) with the Internal Revenue Service (the “Service”) in connection with the previously disclosed federal income tax examination for its 1999 through 2005 fiscal years. In order to prevent incurring additional interest, beginning in fiscal 2005 ISC deposited corporate funds with the United States Treasury relating to this examination. As a result of the Settlement, the Company expects the Service will return to ISC approximately $97 million of its $118 million deposit.
Settlement Details
     In addition, the Company expects to receive approximately $14 million in cash for interest earned on the deposited funds to be returned. In its fiscal 2009 second quarter results, ISC will record the interest income net of applicable taxes and related adjustments through income tax expense. The Company currently estimates that this will result in a net tax benefit of approximately $9 million, or $0.18 per diluted share after tax. ISC expects to receive its deposit, in excess of the amount owed, and applicable interest within 30 days.
     The Settlement concludes an examination process the Service opened in fiscal 2002 that challenged the tax depreciation treatment of a significant portion of ISC’s motorsports entertainment facility assets. Under Section 168 of the Internal Revenue Code and applicable IRS guidance, there is a particular Asset Class and corresponding depreciation period for theme and amusement parks and other similar combinations of entertainment attractions. The Company has consistently applied that Asset Class to its motorsports entertainment facility assets. Under this classification, assets are considered seven-year property for tax purposes (i.e., depreciated over a seven-year period). The Service disputed that the Asset Class applied to certain of the Company’s assets which were placed in service prior to October 23, 2004. The Settlement reaches an appropriate compromise of this issue.
-more-

ISC ANNOUNCES SETTLEMENT WITH THE IRS	PAGE 2
     It is important to note in October 2008, legislation was passed that provided a two-year extension of a provision in the tax code passed by Congress in the Federal American Jobs Creation Act of 2004, providing owners of motorsports entertainment facility assets a seven-year recovery period for tax depreciation purposes. As such, the provision currently applies to motorsports entertainment facility assets placed into service by ISC from October 23, 2004 through December 31, 2009.
     As a result of the Settlement, the Company is currently pursuing settlements on similar terms with the appropriate state tax authorities. Under these terms, ISC expects to pay between $6 million and $9 million in total to finalize the settlements with the various states. It is important to note that the Company has been providing adequate reserves related to these state matters including interest charges. As such, ISC does not expect any settlements will have a material adverse impact on results of operations.
Reactivation of Share Repurchase Program
     ISC plans to immediately reactivate its previously authorized open market share repurchase programs (the “Stock Purchase Plans”) and begin to purchase under certain parameters, which includes price, corporate and regulatory requirements, capital availability and other market conditions. The Stock Purchase Plans may be suspended or discontinued at any time without prior notice. No shares will be knowingly purchased from Company insiders or their affiliates.
     ISC suspended purchases under the collective $250 million Stock Purchase Plans in September 2008 as a result of its desire to build cash balances due to the challenges facing the credit markets. Currently, there is approximately $42 million in remaining repurchase authority under the Stock Purchase Plans. The Company views the prudent repurchase of shares as an important component of its long-term capital allocation strategy designed to build shareholder value.
     International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the Daytona 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York. In addition, ISC promotes major motorsports activities in Montreal, Quebec, through its wholly owned subsidiary, Stock-Car Montreal.

ISC ANNOUNCES SETTLEMENT WITH THE IRS	PAGE 3
     The Company also owns and operates MRN® Radio, the nation’s largest independent sports radio network; the Daytona 500 ExperienceSM, the “Ultimate Motorsports Attraction” in Daytona Beach, Florida, and official attraction of NASCAR®; and Americrown Service CorporationSM, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in Motorsports Authentics®, which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company’s Web site at www.iscmotorsports.com.
     Statements made in this release that express the Company’s or management’s beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those contained in or implied by such forward-looking statements. The Company’s results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
###